Exhibit 12.1

GRUPO TMM, S.A. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
($ in thousands)

	June 30,		December 31,
	2004	2003	2003	2002	2001	2000	1999
Historical ratio (IFRS GAAP):
Fixed charges:
Interest costs and amortization on debt discount or premium in all indebtedness	85,413	89,925	173,860	163,430	141,103	165,767	167,919
Portion of rent expense representative of interest factor (A)	17,106	15,448	31,777	33,194	38,839	35,653	24,148

Fixed charges	102,519	105,373	205,637	196,624	179,942	201,420	192,067

Earnings:
Pretax income from continuing operations	(26,279)	30,085	(45,105)	(22,808)	1,775	(15,783)	29,349
Less:
Minority interest	(274)	(8,548)	(31,248)	(3,455)	91,139	57,643	(39,873)
Equity investee income/loss	(501)	(800)	230	(2,187)	(459)	(522)	(1,247)
Fixed charges	102,519	105,373	205,637	196,624	179,942	201,420	192,067
Amortization of capitalized interest	173	172	345	345	345	345	345
Distributed income of equity investees	—	—	—	1,274	—	—	—

	75,638	126,282	129,859	169,793	272,742	243,103	180,641

Less:
Interest capitalized

Earnings	75,638	126,282	129,859	169,793	272,742	243,103	180,641

Ratio of earnings to fixed charges	(N/A)(B)	1.20	(N/A)(B)	(N/A)(B)	1.52	1.21	(N/A)(B)

COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES FOR ADJUSTMENT FOR ISSUANCE OF DEBT
Pretax income from continuing operations less minority interest and equity investees plus fixed charges, amortization of capitalized interest and distributed income of equity investees			101,744
Fixed charges as above			205,637
Estimated net increase in interest for refinancing			28,115

Total pro forma fixed charges			233,752

Pro forma ratio of earnings to fixed charges			N/A(C )

(A)
The Company considered one-third of the rent expense as imputed interest factor.

(B)
Due to the registrant's loss in June 2004 and years 2003, 2002, and 1999, the ratio of earnings to fixed charges was less than 1:1. The registrant must generate additional earnings of $26.9 million, $75.8 million, $26.8 million and $11.4 million, respectively, to achieve a coverage ratio of 1:1.

(C)
Due to the registrant's loss in 2003, the ratio of earnings to fixed charges was less than 1:1. The registrant must generate additional earnings of $132.0 million to achieve a coverage ratio of 1:1.

GRUPO TMM, S.A. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
($ in thousands)

	June 30,		December 31,
	2004	2003	2003	2002	2001	2000	1999
Historical ratio (U.S. GAAP):
Fixed charges:
Interest costs and amortization on debt discount or premium in all indebtedness	85,367	90,001	173,904	162,498	142,036	165,767	167,919
Portion of rent expense representative of interest factor (A)	16,571	14,086	29,879	27,574	34,310	31,597	21,500

Fixed charges	101,938	104,087	203,783	190,072	176,346	197,364	189,419

Earnings:
Pretax income from continuing operations	(21,090)	(57,396)	(168,496)	(102,648)	(14,761)	(30,423)	70,523
Less:
Minority interest	1,199	11,419	27,947	87,126	71,134	46,846	(104,628)
Equity investee income/loss	(501)	(800)	230	(2,187)	(459)	(522)	(1,247)
Fixed charges	101,938	104,087	203,783	190,072	176,346	197,364	189,419
Amortization of capitalized interest	173	173	345	345	345	345	345
Distributed income of equity investees	—	—	—	1,274	—	—	—

	81,719	57,483	63,809	173,982	232,605	213,610	154,412

Less:
Interest capitalized

Earnings	81,719	57,483	63,809	173,982	232,605	213,610	154,412

Ratio of earnings to fixed charges	(N/A)(B)	(N/A)(B)	(N/A)(B)	(N/A)(B)	1.52	1.21	(N/A)(B)

COMPUTATION OF PRO FORMA RATIO OF EARNINGS
TO FIXED CHARGES FOR
ADJUSTMENT FOR ISSUANCE OF DEBT

Pretax income from continuing operations less minority interest and equity investees plus fixed charges, amortization of capitalized interest and distributed income of equity investees	40,315
Fixed charges as above	203,783
Estimated net increase in interest and amortization of debt expense for refinancing	23,494

Total pro forma fixed charges	227,278

Pro forma ratio of earnings to fixed charges	N/A(C	)

(A)
The Company considered one-third of the rent expense as imputed interest factor.

(B)
Due to the registrant's loss in June 2004 and 2003 and years 2003, 2002 and 1999, the ratio of earnings to fixed charges was less than 1:1. The registrant must generate additional earnings of $20.2 million, $46.6 million, $140.0 million, $16.1 million and $35.0 million, respectively, to achieve a coverage ratio of 1:1.

(C)
Due to the registrant's loss in 2003, the ratio of earnings to fixed charges was less than 1:1. The registrant must generate additional earnings of $186.7 million to achieve a coverage ratio of 1:1.